Exhibit 6.8

SECOND AMENDMENT TO QUOTATION

THIS SECOND AMENDMENT TO QUOTATION (this “Amendment”) is entered into this 6 day of April, 2021, by and between RAYTON SOLAR INC., a Delaware corporation located at 7230 Foothill Boulevard, Tujunga, CA 91042 (“Rayton”), and PHOENIX NUCLEAR HOLDING COMPANY, a Delaware corporation (aka Phoenix Nuclear Labs) located at 2555 Industrial Drive, Monona, WI 53713 (“PNL”). Rayton and PNL are each a “Party” and together are the “Parties.”

RECITALS

WHEREAS, Rayton and PNL entered into that certain Joint Development Agreement dated August 11, 2014 (the “Development Agreement”);

WHEREAS, in connection with the Development Agreement, PNL has delivered to Rayton, that certain Quotation dated February 24, 2017, together with Terms and Conditions of Sale (the “Terms and Conditions of Sale”) and the document titled “Rayton Solar Requirements Specification” (the “Rayton Requirements”) (collectively, the “Quotation”), as amended by that certain First Amendment to Quotation dated October 21, 2020 (the “First Amendment”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Quotation; and

WHEREAS, the Parties desire to revise the payment schedule set forth in the First Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Revised Payment Terms. Payment 4 in the First Amendment shall be bifurcated, with the first payment of $50,000 due on April 2, 2021 and the second payment of $185,000 due on May 28, 2021. All other Payments remain unaffected by this Amendment, and the Payments shall not be renumbered for purposes determining the shipment date as set forth in Section 2 of the First Amendment.

2.	Miscellaneous.

(a.)	Remaining Provisions. Except as set forth in this Amendment, all of the remaining provisions of the Quotation shall remain in full force and effect. All references to the Quotation shall be deemed to refer to the Quotation as amended hereby. Except as set forth in this Amendment, this Amendment shall not constitute a waiver of any claims, liabilities, obligations, promises, damages, causes of action, or other rights arising under the Quotation. This Amendment shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

(b.)	Severability. In the event that any one or more of the provisions of this Amendment shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(c.)	Governing Law. Any questions, claims, disputes or litigation arising from or related to the making or performance of this Amendment, or to any available remedies, shall be governed by the laws of the State of Wisconsin, without regard to Wisconsin’s conflicts of law provisions.

(d.)	Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Counterparts signed by a Party and returned to the other Parties via facsimile or portable document format (pdf) shall be deemed to be an original signature.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment effective as of the day, month and year first-above written.

RAYTON:

RAYTON SOLAR INC.:

By:	/s/ Andrew Yakub

Name:	Andrew Yakub

Title:	CEO

PNL:

PHOENIX NUCLEAR HOLDING COMPANY:

By:	/s/ Evan Sengbusch

Name:	Evan Sengbusch

Title:	President

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